NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

RECORD SALES FOR NEW CROSSOVER VEHICLES FUEL SOLID RETAIL SALES MONTH FOR FORD

•	All-new Ford Edge and Lincoln MKX crossovers combined to achieve their highest monthly sales ever.

•	Redesigned Ford Escape and Mercury Mariner crossovers posted double-digit increases compared with year ago.

•	Overall, sales of Ford, Lincoln and Mercury crossovers were up 145 percent.

•	Lincoln’s winning streak continues with sales increase of 17 percent, marking the 13th straight month of higher sales, with more good news on the way.

•	Land Rover dealers report record October sales.

•	Ford, Lincoln and Mercury retail sales nearly matched year ago; total company sales were 195,462, down 10 percent, primarily reflecting planned reduction in daily rental sales.

•	Ford updates second half North American production.

DEARBORN, Mich., Nov. 1 – Ford Motor Company’s (NYSE:F) all-new crossovers continued outpacing the competition in October, achieving their highest monthly sales to date.

Combined sales of Ford, Lincoln and Mercury crossover vehicles in October were 36,852, up 145 percent compared with a year ago.  Year-to-date through October, crossover vehicles were up 59 percent, the largest increase of any major manufacturer.

Ford Edge sales were 14,133 and Lincoln MKX sales were 3,787.  Over the last six months, the Ford Edge has been the top-selling mid-size crossover vehicle in the U.S.  The redesigned Ford Escape and Mercury Mariner crossovers posted higher sales than a year ago.  Escape sales were 12,174, up 27 percent.  Mariner sales were 2,554, up 19 percent.

Go to http://media.ford.com for news releases and high-resolution photographs.

“Our new and redesigned crossovers continue to surprise and delight customers, demonstrating that Ford is building more products people really want,” said Mark Fields, president, The Americas.  “We’re building quality into the Ford Edge and Lincoln MKX and are equipping them with features rivaling the best in the business, including SYNC, our industry-first in-car connectivity technology that fully integrates Bluetooth-enabled cell phones and MP3 players into customers’ daily drives.”

In October, Lincoln continued winning.  October marked the 13th straight month of higher sales for the premium brand.  The month’s sales totaled 10,229, up 17 percent compared with a year ago, with retail sales up even more – 38 percent.  Lincoln’s next new product will debut at the Los Angeles International Auto Show later this month.

The company’s mid-size sedans also contributed to the strong retail showing.  Total sales for the Ford Fusion were up 13 percent, Mercury Milan 45 percent, and Lincoln MKZ 29 percent.

Land Rover dealers reported record October sales of 4,237, up 6 percent.

In October, Ford reduced sales to daily rental companies by 12,000 units, a 38 percent decline compared with last October.  Year-to-date, Ford sales to daily rental companies were 142,000 units lower than the same period a year ago, reflecting planned reductions.

North American Production
In the second half of 2007, the company plans to produce 1,282,000 vehicles in North America, an increase of 2,000 vehicles from the plan announced on Sept. 4.  Third-quarter actual vehicle production was 637,000 units, a reduction of 3,000 vehicles from the previously announced plan. Fourth-quarter estimated production is 645,000 units, an increase of 5,000 vehicles from the previously announced plan.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.
# # #

Go to http://media.ford.com for news releases and high-resolution photographs.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.fordvehicles.com.

Go to http://media.ford.com for news releases and high-resolution photographs.